UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2016

Commission file number: 0-22773

NETSOL TECHNOLOGIES, INC.

(Exact name of small business issuer as specified in its charter)

NEVADA	95-4627685
(State or other Jurisdiction of	(I.R.S. Employer NO.)
Incorporation or Organization)

24025 Calabasas Road, Suite 410, Calabasas, CA 91302

(Address of principal executive offices) (Zip Code)

(818) 222-9195 / (818) 222-9197

(Issuer’s telephone/facsimile numbers, including area code)

Item 5.07 Submission of Matters to a Vote of Security Holders.

On May 17, 2015, NetSol Technologies, Inc. (the “Company”) convened its annual meeting of shareholders. The following proposals were submitted to a vote of security holders. Of the total issued and outstanding shares as of March 28, 2016, the record date, 81.64% or 8,564,75 shares voted in this election. Broker non-votes, which are voted in the ratification of appointment of auditors, are present for purposes of establishing a quorum, but are not considered voted in other proposals.

1. Election of Directors

The following persons were elected directors of the Company to hold office until the next Annual General Meeting of the Shareholders. A total of 4,305,720 shares of common stock cast votes. The following sets forth the tabulation of the shares voted for each director:

Director	For	Withhold	% of Total Voted For
Najeeb Ghauri	4,302,997	440,081	90.72%
Naeem Ghauri	4,208,454	534,624	88.73%
Shahid Burki	3,283,369	1,459,709	69.22%
Eugen Beckert	3,223,358	1,519,720	67.96%
Mark Caton	3,263,547	1,479,531	68.81%

2. Ratification of Appointment of Auditors

Kabani & Company Inc. was appointed as Auditors for the Company for the fiscal year ended June 30, 2016. Ratification of this appointment was sought in this proposal. The following sets forth the tabulation of the shares voting for this matter.

Total Shares Voted	For	Against	Abstain	% of Total Voted in Favor
6,523,058	6,523,058	2,030,726	11,191	76.15%

Item 5.02 Departure of Directors

Mr. Jeffrey Bilbrey and Mr. Asad Ghauri did not stand for reelection. Mr. Bilbrey did not stand because he has accepted a position with as an employee of NetSol Technologies, Inc. Mr. Asad Ghauri did not stand in order to maintain the majority independent director make-up of the board. Neither Mr. Bilbrey nor Mr. Ghauri refused to stand for relection because of a disagreement with the registrant. Both Mr. Bilbrey and Mr. Ghauri have been provided with a copy of this disclosure and an opportunity to respond and neither have responded.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NETSOL TECHNOLOGIES, INC.

Date: May 17, 2016	/s/ Najeeb Ghauri
NAJEEB GHAURI
Chief Executive Officer

Date: May 17, 2016	/s/ Roger K. Almond
ROGER K. ALMOND
Chief Financial Officer